                                                           Exhibit 99.1
For Immediate Release
---------------------
February 15, 2005

           NORDSTROM FOURTH QUARTER EARNINGS INCREASE 34 PERCENT
           -----------------------------------------------------

SEATTLE - February 15, 2005 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $140.0 million, or $1.00 per diluted share, for the fourth quarter ended January 29, 2005. Fourth quarter 2004 net earnings were reduced $4.7 million or $0.03 per share due to a non-cash expense adjustment related to a correction in the company's lease accounting policy(1). Excluding this adjustment, 2004 fourth quarter net earnings were $144.7 million, or $1.03 per diluted share. For the same period last year, net earnings and earnings per diluted share were $104.3 million and $0.74, respectively.
   Total sales for the fourth quarter of 2004 increased 9.4 percent, to a record $2.1 billion, compared to sales of $1.9 billion in the same period last year. Fourth quarter same-store sales increased 7.2 percent.

FOURTH QUARTER HIGHLIGHTS
   Continued focus on offering customers compelling fashion merchandise and improving operating efficiency resulted in a 34 percent increase in fourth quarter earnings compared to the prior year. The company remains committed to providing an exceptional shopping experience and delivering superior financial performance.

   - Same-store sales increased 7.2 percent for the quarter, which was better than the company's plan. All geographic regions and merchandise categories achieved same-store sales increases.

   - As a percent to sales, gross profit improved 40 basis points. Excluding the $7.8 million lease adjustment(1), gross profit increased 80 basis points, primarily as a result of sales leverage on buying and occupancy expenses.

   - Continued focus on expense management, combined with higher than plan sales resulted in a 160 basis point reduction in selling, general and administrative expenses on a percent to sales basis.

FULL YEAR RESULTS
   For the fiscal year ended January 29, 2005, net earnings increased 62 percent to $393.5 million compared to net earnings of $242.8 million for the same period last year. Earnings per share for these periods were $2.77 and $1.76, respectively.
   For the year total sales increased 10.6 percent to $7.1 billion compared to prior year sales of $6.4 billion. Same-store sales increased 8.5 percent.

SHARE REPURCHASE
   Nordstrom completed its $300 million share repurchase authorization during the quarter, repurchasing 5.0 million shares of common stock for a total of $225 million. The resulting reduction of weighted average shares outstanding increased earnings per share by $0.04 for the quarter and $0.03 for the full-year.

EXPANSION UPDATE
   During fiscal 2004 Nordstrom opened two full-line stores, one in Charlotte, N.C. and the other in Miami, Fla. Gross square footage for the year increased approximately 1.4 percent to 19,397,000. During the first quarter of 2005, Nordstrom plans to open one store at Phipps Plaza in Atlanta, Ga., and relocate a Rack store in Portland, Ore.

QUARTERLY DIVIDEND
   The company's Board of Directors has approved a quarterly dividend of $0.13 per share payable on March 15, 2005, to shareholders of record on February 28, 2005.

2005 OUTLOOK
   For the fiscal year ending January 28, 2006, the company anticipates diluted earnings per share in the range of $3.25 to $3.35, a 16 to 20 percent increase over the prior year, excluding the lease adjustment from 2004 earnings per share. This would reflect low single-digit same-store sales growth and improvement in both gross margin and selling, general and administrative expenses on a percent to sales basis. For the first quarter, the company expects low single digit same-store sales growth and earnings per share in the range of $0.62 - $0.67.

CONFERENCE CALL INFORMATION:
   Company management will be hosting a conference call and webcast to discuss fourth quarter results at 4:15p.m. (EST) today. Access to the conference call is open to the press and general public in a listen only mode. To participate, please dial, 1-212-547-0138 ten minutes prior to the call (passcode: NORD). A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing 866-454-2134. Interested parties may also access the call over the Internet by visiting the Investor Relations section of the company's corporate website at http://about.nordstrom.com/aboutus/investor/webcasts.asp. An archived version of the webcast will be available at this location for 30 days.

GAAP SALES PERFORMANCE
   The additional information provided in this section is to comply with the Securities and Exchange Commission's Regulation G. The company converted to a 4-5-4 Retail Calendar at the beginning of 2003. Full-year results for 2003 include one more day than 2004. The company believes that adjusting for this difference provides a more comparable basis from which to evaluate sales performance. The following reconciliation bridges 2003 GAAP sales to the 4-5-4 comparable sales.

                                                         Dollar         % Change      % Change
 Sales Reconciliation ($M)      FY 2003   FY 2004       Increase       Total Sales    Comp Sales
                               --------  --------      ----------      -----------    ----------
        Number of Days GAAP         365       364
                 GAAP Sales    $6,448.7  $7,131.4          $682.7            10.6%          8.2%
    Less Feb. 1, 2003 sales      ($18.2)      ---
                               ---------  -------
       Reported 4-5-4 sales    $6,430.5  $7,131.4          $700.9            10.9%          8.5%
                               ========  ========
        4-5-4 Adjusted Days         364       364

Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 150 U.S. stores located in 27 states. Founded in 1901 as a shoe store in Seattle, Nordstrom today operates 94 full-line stores, 49 Nordstrom Racks, five U.S. Faconnable boutiques, one freestanding shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom Direct serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.


   Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, changes in government or regulatory requirements and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry.

Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.



                                NORDSTROM, INC.
               CONSOLIDATED STATEMENTS OF EARNINGS - 4th Quarter
               -------------------------------------------------
    (unaudited; amounts in thousands, except per share data and percentages)

                                       Quarter    % of sales     Quarter     % of sales
                                         ended    (except as       ended     (except as
                                       1/29/05     indicated)    1/31/04      indicated)
                                        ------     ---------      ------      ---------
Net sales                           $2,100,343       100.0%    $1,919,248       100.0%
Cost of sales and related buying
  & occupancy costs                 (1,330,656)      (63.4%)   (1,223,593)      (63.8%)
                                     ---------                  ---------
Gross profit                           769,687        36.6%       695,655        36.2%
Selling, general and administrative
   expenses                           (565,497)      (26.9%)     (547,501)      (28.5%)
                                      --------                   --------
Operating income                       204,190         9.7%       148,154         7.7%
Interest expense, net                  (13,168)       (0.6%)      (17,909)       (0.9%)
Service charge income
   and other, net                       45,453         2.2%        40,801         2.1%
                                      --------                   --------
Earnings before income taxes           236,475        11.3%       171,046         8.9%
Income tax expense                     (96,495)      (40.8%)(2)   (66,700)      (39.0%)(2)
                                      --------                   --------
Net earnings                          $139,980         6.7%      $104,346         5.4%
                                      ========                   ========
Earnings per share
     Basic                              $ 1.02                     $ 0.76
     Diluted                            $ 1.00                     $ 0.74

ADDITIONAL DATA
---------------
Average number of shares outstanding

     Basic                             137,445                    137,599
     Diluted                           140,321                    140,690

                                  NORDSTROM, INC.
               CONSOLIDATED STATEMENTS OF EARNINGS - Year-to-Date
               --------------------------------------------------
    (unaudited;  amounts in thousands, except per share data and percentages)

                                   Year-to-Date    % of sales   Year-to-Date     % of sales
                                         ended    (except as           ended     (except as
                                        1/29/05   indicated)         1/31/04      indicated)
                                        ------     ---------          ------      ---------
Net sales                           $7,131,388       100.0%        $6,448,678       100.0%
Cost of sales and related buying
  & occupancy costs                 (4,559,388)      (63.9%)       (4,215,546)      (65.4%)
                                     ---------                      ---------
Gross profit                         2,572,000        36.1%         2,233,132        34.6%
Selling, general and administrative
   expenses                         (2,020,233)      (28.3%)       (1,899,129)      (29.4%)
                                      --------                       --------
Operating income                       551,767         7.8%           334,003         5.2%
Interest expense, net                  (77,428)       (1.1%)          (90,952)       (1.4%)
Service charge income
   and other, net                      172,942         2.4%           155,090         2.4%
                                      --------                       --------
Earnings before income taxes           647,281         9.1%           398,141         6.2%
Income tax expense                    (253,831)      (39.2%)(2)      (155,300)      (39.0%)(2)
                                      --------                       --------
Net earnings                          $393,450         5.5%          $242,841         3.8%
                                      ========                       ========
Earnings per share
     Basic                              $ 2.82                         $ 1.78
     Diluted                            $ 2.77                         $ 1.76

ADDITIONAL DATA
---------------
Average number of shares outstanding

     Basic                             139,497                        136,329
     Diluted                           142,267                        137,739

Investor Contact:                       Media Contact:
Stephanie Allen, 206-303-3262           Deniz Anders, 206-373-3038



(1)Cost of sales increased $7.8 million (pre-tax), for both the fourth quarter and full-year, as a result of a lease accounting correction. The resulting change in accounting policy will not materially impact future earnings per share. There is no further balance sheet impact related to this change, but the company is still evaluating the impact on the statement of cash flows.

(2)Percent of earnings before income taxes.